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4.22  AMENDED AND RESTATED SUBORDINATION AGREEMENT BETWEEN HOLDERS OF THE 12%
      SENIOR SUBORDINATED DEBENTURES DUE 2005 OF SERACARE, INC. AND BROWN BROTHERS HARRIMAN & CO. AND STATE STREET BANK & TRUST COMPANY ("LENDERS") DATED DECEMBER 21, 1998.

                    AMENDED AND RESTATED SUBORDINATION AGREEMENT

           This AGREEMENT entered into at Boston, Massachusetts, as of December 21, 1998, between the undersigned holders of the 12% Senior Subordinated Debentures due 2005 of SeraCare, Inc. (each a "Creditor," and collectively, the "Creditors"), Brown Brothers Harriman & Co., with an address of 40 Water Street, Boston, Massachusetts 02109 ("BBH"), State Street Bank and Trust Company, with an address of 225 Franklin Street, Boston, Massachusetts 02110 ("State Street") (BBH and State Street are hereinafter collectively referred to as the "Lenders" and sometimes individually as a "Lender"), and Brown Brothers Harriman & Co. as Administrative Agent for the Lenders (the "Administrative Agent").

           For valuable consideration, receipt whereof is hereby acknowledged, and in consideration of the loans, advances, discounts, renewals or extensions now or hereafter made each by Lenders to or for the account of SeraCare, Inc. (hereinafter called the "Borrower"), Creditors hereby agree with the Lenders and the Administrative Agent as follows:

      1. Creditors represent to the Lenders and the Administrative Agent that the Borrower now owes Creditors the aggregate principal amount of $16,000,000, together with accrued and unpaid interest, fees and expenses (the "Debenture Indebtedness") and that the Debenture Indebtedness has not been assigned to or subordinated in favor of any other person or entity and that Creditors hold no security therefor. Creditors further represent that the Debenture Indebtedness is not represented by any notes or other negotiable instruments, except that certain 12% Senior Subordinated Debenture, dated February 13, 1998 (the "Debenture") by the Borrower in favor of the Creditors which contains a legend indicating that the Debenture is subordinate to the obligations owing by Borrower to the Lenders under the Revolving Credit, Term Loan and Security Agreement dated as of December 21, 1998, among the Borrower, the Lenders, the Administrative Agent and various subsidiaries of the Borrower, as the same may be amended from time to time (the "Loan Agreement"). Creditors and, by its acknowledgment and agreement below, Borrower, agree that if at any time the Debenture Indebtedness is evidenced by any notes, debentures, or instruments other than the Debenture, Creditors and Borrower shall cause such notes, debentures, or instruments to contain a legend substantially similar to the legend contained on the Debenture.

      2. Creditors hereby subordinate all present and future indebtedness of the Borrower to Creditors (collectively, the "Pecks Indebtedness") to any and all indebtedness now or hereafter owing by the Borrower to the Lenders, including, but not limited to, any and all indebtedness in connection with the Loan Agreement, except for any SUBORDINATED indebtedness that may hereafter be incurred and owing by Borrower to Lenders, (collectively, the "Lender Indebtedness") and agree not to demand, accept or receive any payment of principal or interest upon account of the Pecks Indebtedness or any collateral therefor, until all Lender Indebtedness has been paid in full, except for regularly scheduled payments of principal and interest respecting the Pecks Indebtedness, provided there is no existing event of default continuing under the Lender Indebtedness before or as a consequence of such payment. Creditors will not commence or join with any other creditor or creditors of Borrower in commencing any bankruptcy, reorganization or insolvency proceedings against Borrower. Creditors also subordinate any claims that Creditors might assert against any guarantor of the Pecks Indebtedness to any and all claims assertable by the Lenders (whether through the Administrative Agent or otherwise) against guarantors of the Lender Indebtedness.

      3. Subject to the Lenders' priority of liens in the Lenders' collateral securing the Lender Indebtedness, nothing in this Agreement shall prohibit Creditors from taking action (except to commence or join with any other creditor or creditors of Borrower in commencing any bankruptcy, reorganization or insolvency proceedings against Borrower) to enforce their rights under the Pecks Indebtedness after expiration of the Standstill Period (as hereinafter defined) so long as there continues to be an existing uncured event of default involving the payment of money under the Pecks Indebtedness. Standstill Period" shall mean the period of time commencing with the date on which Administrative Agent notifies Creditors that an event of default has occurred under the Lender Indebtedness, provided that such event of default has not been cured or waived, and expiring one hundred and eighty (180) days after such date. If, during the Standstill Period, the default under the Lender Indebtedness is cured or waived, the Standstill Period shall cease running, and a new Standstill Period shall commence running when the Administrative Agent gives notice that an additional event of default has occurred under the Lender Indebtedness. The Standstill Period shall be tolled during any period of time that there is in effect an automatic stay under the Bankruptcy Code or an injunction or restraining order issued by a court prohibiting Lenders or the Administrative Agent from exercising their remedies, until a court of competent jurisdiction has lifted such stay, injunction, or restraint.

      4. Should any payment be received by Creditors for or on account of any of the Pecks Indebtedness in contravention of this Agreement, prior to the satisfaction of all Lender Indebtedness, Creditors will forthwith deliver the same to the Administrative Agent, in precisely the form received (except for Creditors' endorsement where necessary) for application on account of the Borrower's obligations to the Lenders and, until so delivered, the same shall be held in trust by Creditors as the property of the Lenders.

      5. In order to carry out the terms and the intent of this Agreement more effectively, Creditors will do all acts and execute all further instruments reasonably requested by the Lenders and the Administrative Agent as necessary or convenient to preserve for the Lenders and the Administrative Agent the benefit of this Agreement.

      6. Creditors further waive presentment, notice and protest in connection with all negotiable instruments evidencing the indebtedness subordinated hereby or Borrower's indebtedness to Lenders, notice of the acceptance of this Agreement by Lenders and the Administrative Agent, notice of any loan made, extension granted or other action taken in reliance hereon and all demands and notices of every kind in connection with this Agreement, or the indebtedness of Borrower to Lenders or to Creditors; assent to any renewal, extension or postponement of the time of payment of the Lender Indebtedness or any other indulgence with respect thereto, to any substitution, exchange or release of collateral therefor and to the addition or release of any person primarily or secondarily liable thereon; and agree to the provisions of any instrument, security or other writing evidencing the Lender Indebtedness. No action which the Lenders or the Administrative Agent, or the Borrower with the consent of the Lenders, may take or refrain from taking with respect to any Lender Indebtedness, or any note or notes representing the same, or any collateral therefor, including a waiver or release thereof or any agreement or agreements (including guaranties) in connection therewith, shall affect this Agreement or the obligations of Creditors hereunder. If all Lender Indebtedness is at any time hereafter paid in full and thereafter Borrower again becomes indebted to the Lenders, the provisions of this Agreement shall apply to said new indebtedness unless, before the same is incurred, Creditors notify the Administrative Agent in writing of the cancellation of this Agreement.

      7. No waiver shall be deemed to be made any Lender or the Administrative Agent of any of its rights hereunder unless the same shall be in writing and shall be a waiver only with respect to the specific instance involved unless otherwise provided for in such waiver; and it shall in no way impair any Lender's or the Administrative Agent's rights or Creditors' obligations to it in any other respect or any other time.

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

This Agreement incorporates all discussions and negotiations between Creditors and Lenders and the Administrative Agent concerning the subordination provided by Creditors hereby, and no such discussions or negotiations shall limit, modify or otherwise affect the provisions hereof, and no provision hereof may be altered, amended, waived, canceled or modified, except by a written instrument executed and delivered by a duly authorized officer of each Lender.

      8. The rights granted to the Lenders and the Administrative Agent hereunder are solely for their protection and nothing herein contained shall impose on any Lender or the Administrative Agent any duties with respect to any property of the Borrower or Creditors received hereunder, beyond reasonable care in its custody and preservation while in the Lenders' or the Administrative Agent's possession. The Lenders and the Administrative Agent shall have no duty to preserve rights against prior parties in any instrument or chattel paper received hereunder or pursuant to this Agreement.

      9. In the event of a conflict between the terms of this Agreement and the terms of Section 8 of that certain Securities Purchase Agreement, dated as of February 13, 1998, among Borrower, Avre, Incorporated, Binary Associates, Inc., BHM Labs, Inc., SeraCare Acquisitions, Inc., SeraCare Technology, Inc., and the Creditors, the terms of this Agreement shall govern. This Agreement shall bind Creditors and Creditors' heirs, successors, assigns and legal representatives and shall inure to the benefit of the Lenders and the Administrative Agent and their successors and assigns, and shall be governed by and construed in conformity with the laws of the Commonwealth of Massachusetts.

                             [INTENTIONALLY LEFT BLANK]

      EXECUTED under seal as of the date first above written.

      Witness:                           Creditors:

                                         DECLARATION OF TRUST
                                         FOR DEFINED BENEFIT PLANS
                                         OF ZENECA HOLDINGS INC.

                                         DECLARATION OF TRUST
                                         FOR DEFINED BENEFIT PLANS
                                         OF ICI AMERICAN HOLDINGS INC.

                                         DELAWARE STATE EMPLOYEES'
                                         RETIREMENT FUND

                                         THE J. W. MCCONNELL FAMILY
                                         FOUNDATION

                                         By: Pecks Management Partners Ltd.,
                                         Its Investment Advisor

                                         By:       /s/ Robert J. Cresci
------------------------------           ---------------------------------
                                              Robert J. Cresci, General Partner


ACCEPTED:

BROWN BROTHERS HARRIMAN & CO.

By:   /s/ Joseph E. Hall
    ------------------------------
    Joseph E. Hall, Deputy Manager


STATE STREET BANK AND TRUST COMPANY

By:   /s/ Bernie S. Daniels
    ------------------------------
    Name:  Bernie S. Daniels
    Title: VP


BROWN BROTHERS HARRIMAN & CO. AS ADMINISTRATIVE AGENT

By:   /s/ Joseph E. Hall
    ------------------------------
    Joseph E. Hall, Deputy Manager

      The Borrower above named hereby acknowledges notice of the within and foregoing subordination and agrees to be bound by all the terms, provisions and conditions thereof.

      Witness                            Borrower:



      /s/ Jerry L. Burdick               By:  /s/ Barry D. Plost
      -------------------------               ---------------------------------
                                              Barry D. Plost, Chairman and CEO